Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of November 12, 2019, by and between Darkstar Ventures, Inc., a publicly traded Nevada corporation (“Assignor”), and Avraham Bengio, an individual with an address at 7 Eliezri Street, Jerusalem, Israel (“Assignee”).

WHEREAS, Assignor and Assignee are parties to a certain Merger Agreement and Plan of Merger, dated May 10, 2019 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement, Assignor has agreed to assign to Assignee all of Assignor’s right, title, and interest in and to its wholly owned subsidiary Bengio Urban Renewal Ltd. (“Bengio Urban”) and Assignee has agreed to acquire Bengio Urban and assume all debts, liabilities and obligations thereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby transfers, assigns, and delivers to Assignee, 100% of Assignor’s right, title and interest in and to Bengio Urban, fee and clear of all encumbrances, including all debts of Bengio Urban owed to the Assignor. A signed share transfer deed transferring all of the issued and outstanding shares of Bengio Urban to Assignee is attached hereto as Exhibit A.

2. Assumption. Assignee hereby accepts and acquires the assignment set forth in Section 1 hereof, and assumes and undertakes all the duties, obligations, debts and liabilities owed by Assignor to Bengio Urban.

3. Further Assurances. Without further consideration, Assignor will promptly take all such further actions, and execute and deliver to Assignee all such further documents and instruments which Assignee may reasonably request for the purpose of carrying out the intent of this Agreement and evidencing or better effecting the assignment contained herein.

4. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assigns.

5. Governing Law. This Agreement shall be governed by, and shall be construed according to, the laws of the State of Israel, without regard to conflict of law rules.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument.

7. The Merger Agreement. This Agreement is subject to the terms of the Merger Agreement, and nothing contained in this Agreement shall be deemed to modify, alter, or amend the terms and provisions of the Merger Agreement.

8. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

Assignor:		Assignee:

Darkstar Ventures, Inc.		Avraham Bengio

/s/ Avraham Bengio		/s/ Avraham Bengio
Name:	Avraham Bengio	Date:
Title:
Date:

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EXHIBIT A

SHARE TRANSFER DEED

For due and valuable consideration, the undersigned, Darkstar Ventures, Inc., (the “Seller”), does hereby irrevocably sell, assign, transfer, convey, and deliver to Avraham Bengio (the “Purchaser”), one hundred (100) ordinary shares, par value NIS 1 each, of Bengio Urban Development Ltd., an Israeli Company, (the “Shares” and the “Company”, respectively), standing in the name of the Seller on the books of the Company.

Dated: November 12, 2019

The Seller	The Purchaser

Darkstar Ventures, Inc.	Avraham Bengio

Name:	Avraham Bengio
Title:

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